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                                  EXHIBIT 99.1
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FOR IMMEDIATE RELEASE                          Media Contact:         Jim Brown
June 25, 2001                                                      407/251-5578


                    AirTran Airways to Retire Remaining 737s
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       -  Final four aircraft to leave the fleet in third quarter 2001 -

     ORLANDO, Fla. (June 25, 2001) - AirTran Holdings, Inc. (AMEX: AAI), parent of AirTran Airways, Inc., today announced that it will retire its remaining fleet of Boeing 737-200 aircraft - four in total - in the third quarter of 2001 in order to simplify its fleet and reduce costs. The four aircraft will be retired during the third quarter.

     The move occurs as AirTran Airways, the launch customer of the Boeing 717-200, continues to receive new 717s at a rate of at least one per month through 2003. AirTran Airways now operates 22 717s and will have a total of 30 717s in service by the end of 2001. As a result, AirTran Airways expects to increase its capacity by approximately 17 to 19 percent on an annual basis through the end of 2001, after the 737 retirements. Twenty more 717s are on firm order through 2003, and 48 options and purchase rights are available to be exercised through 2005.

     "AirTran Airways continues to grow, strengthen its fleet with new aircraft and become a popular affordable-fare airline in our 34 destinations," said Joseph Leonard, AirTran Airways Chairman and Chief Executive Officer. "These retirements will allow us to eliminate the incremental costs associated with operating a small third fleet of aircraft, such as pilot training and spare parts, and to focus on maximizing the efficiencies associated with an increasing fleet of fuel-efficient, customer-friendly equipment."

     As part of the retirement plan, AirTran Holdings will take a non-recurring, after-tax charge of between $11 million and $15 million in the second quarter to write down three

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owned 737s, in accordance with SFAS 121, "Accounting for Impairment of Long-
Lived Assets," and for charges related to the termination of the lease on the remaining 737.

     AirTran Airways has signed a memorandum of understanding with Sky King, Inc., a Sacramento, California-based sports charter operator, for the sale of AirTran Airways' three owned 737-200s. AirTran Airways is negotiating with the lessor regarding the disposition of the remaining leased 737.

     Systemwide, AirTran Airways operates 336 daily departures to 34 cities. Offering the convenience of easy, same concourse connections in Atlanta, AirTran Airways operates 153 daily departures from Hartsfield Atlanta International Airport, the world's busiest airport.

     Named "Best Low-Fare Airline" for 2001 by Entrepreneur magazine, AirTran Airways provides everyday, affordable air travel throughout the eastern United States and, unlike other airlines, never requires a roundtrip purchase or Saturday night stay. AirTran Airways is the launch customer for the Boeing 717, one of today's newest, most innovative and most environmentally friendly commercial aircraft. AirTran Airways is a subsidiary of AirTran Holdings, Inc. (AMEX: AAI).

     For more information and reservations, visit AirTran Airways' Web site at www.airtran.com (America Online Keyword: AirTran), call your travel agent or call AirTran Airways at 800-AIRTRAN (800-247-8726) or 770-994-8258 (in Atlanta).

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Forward Looking Statements: Certain statements in this Press Release are forward-looking statements. Management wishes to caution the reader that these forward-looking statements, such as AirTran's plans to grow and strengthen its fleet, acquire or dispose of aircraft, or similar statements regarding matters that are not historical facts, are only estimates or predictions. Actual results may differ as a result of risks facing AirTran or future circumstances differing from assumptions underlying such statements. Such risks include market conditions and AirTran's ability to perform as it and the public
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expects. Additional information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in the company's SEC filings, including but not limited to the company's annual report on Form 10K for the year ending December 31, 2000. The company disclaims any obligation or duty to update or correct any of its forward-looking statements.